As filed with the Securities and Exchange Commission on May 14, 1996.

                                                           REGISTRATION NO.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             MIAMI SUBS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          FLORIDA                                              65-0249329
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

      6300 N.W. 31ST AVENUE, FORT LAUDERDALE, FLORIDA 33309 (954) 973-0000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                             FRANK M. PUTHOFF, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             MIAMI SUBS CORPORATION
      6300 N.W. 31ST AVENUE, FORT LAUDERDALE, FLORIDA 33309 (954) 973-0000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


             Calculation of Registration Fee Table on Following Page


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed         Proposed
                                                  maximum         maximum
 Title of each class of                          aggregate        aggregate      Amount of
    securities to be         Amount to be        price per        offering      registration
       registered             registered         share(1)         price(1)          fee
- -------------------------  ----------------   -------------    -------------   ---------------
Common Stock, $.01             2,575,000         $1.656          $4,264,200        $1,471
par value per share


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices for the Common Stock on May 7, 1996 as reported by the National Association of Securities Dealers Automated Quotation System.

                              CROSS REFERENCE SHEET


FORM S-3 ITEM NUMBER AND CAPTION                                          LOCATION IN PROSPECTUS
                                                                          Facing Page; Cross Reference Sheet;
1.       Forepart of Registration Statement and Outside Front             Outside Front Cover Page of
         Cover Page of Prospectus                                         Prospectus

2.       Inside Front and Outside Back Cover Pages of Prospectus          Inside Cover Page of Prospectus;
                                                                          Outside Back Cover Page of Prospectus

3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges                                        Prospectus Summary; Risk Factors

4.       Use of Proceeds                                                  Prospectus Summary; Use of Proceeds

5.       Determination of Offering Price                                  *

6.       Dilution                                                         *

7.       Selling Security-Holders                                         Selling Shareholders

8.       Plan of Distribution                                             Outside Front Cover Page of
                                                                          Prospectus; Plan of Distribution

9.       Description of Securities to be Registered                       *

10.      Interests of Named Experts and Counsel                           *

11.      Material Changes                                                 *

12.      Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities                                       *


- -----------------------

*     Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED MAY 14, 1996

                                   PROSPECTUS

                        2,575,000 SHARES OF COMMON STOCK
                             MIAMI SUBS CORPORATION
                                  COMMON STOCK

         This Prospectus covers 2,575,000 shares (the "Shares") of Miami Subs Corporation (the "Company" or "Miami Subs") Common Stock, par value $.01 per share ("Common Stock"), consisting of: (i) 2,325,000 Shares beneficially owned by the shareholders of the Company named herein and (ii) 250,000 Shares to be issued by the Company upon the exercise by holders named herein of options and warrants to acquire Common Stock of the Company (the "Selling Shareholders"). All of the shares offered hereby were acquired by the Selling Shareholders directly from the Company in private transactions in connection with the Company's acquisition of restaurants, area development rights or equipment. The Company will receive no proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders."

         The sale of Shares by the Selling Shareholders hereunder may be effected from time to time through the NASDAQ National Market System, at prices and terms then prevailing, through customary brokerage channels, in private transactions or otherwise, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as agents or principals, who may then resell the Shares through the NASDAQ National Market System, at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If an underwriter is involved in the offering of any Shares, the underwriter's discount will be set forth in a Prospectus Supplement. In the event of distribution of these securities, the persons effecting such resales and the Selling Shareholders might be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution."

         The Company has agreed to pay the expenses of registering the Shares, including filing, accounting, legal and miscellaneous expenses in connection with the registration. Additional expenses may be incurred at the time of issuance or sale of the Shares. The Selling Shareholders will pay or assume brokerage commissions or other charges incurred in effecting any sale by them of the Shares.

         The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "SUBS." On May 7, 1996, the closing price for the Company's Common Stock on the NASDAQ National Market System was $1.625.

                              -------------------

         The securities offered hereby represent a significant degree of risk. Investors should carefully consider certain risks and other considerations relating to the Common Stock and the Company. See "Risk Factors" commencing on page 8.

                              -------------------

         THE SHARES OF THE COMPANY'S COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THIS PROSPECTUS IS DATED MAY  , 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement of which this Prospectus is a part and the Company's reports, proxy statements and other information may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C, and at the Commission's regional offices at 7 World Trade Center, New York, New York, 10048, and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661- 2511. Such reports, proxy statements and other information may also be inspected at the offices of The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein referred to, together with all amendments and exhibits thereto, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of the Shares made hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 0-19623) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

         1.       Annual Report on Form 10-K for the fiscal year ended May 31,
                  1995;

         2. Proxy Statement for Annual Meeting of Shareholders held on October 26, 1995;

         3. Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1995;

         4. Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1995;

         5. Quarterly Report on Form 10-Q for the quarterly period ended February 29, 1996;

         6.       Current Report on Form 8-K dated January 4, 1995;

         7.       Current Report on Form 8-K/A dated March 3, 1995;

         8.       Current Report on Form 8-K dated February 15, 1995;

         9.       Current Report on Form 8-K/A dated April 14, 1995;

         10.      Current Report on Form 8-K dated March 14, 1996;

         11.      Current Report on Form 8-K/A dated May 10, 1996;

         12. The description of the Company's Common Stock, par value $ .01 per share, contained in the Company's Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including all amendments and reports updating such description.

         All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without certain exhibits) of any or all documents incorporated by reference in this Prospectus. Request for such copies should be directed to Investor Relations, Miami Subs Corporation, 6300 N.W. 31st Avenue, Fort Lauderdale, Florida 33309, (954) 973-0000.

                               PROSPECTUS SUMMARY
                                   THE COMPANY

         Miami Subs Corporation develops, owns, operates and franchises restaurants under the name "Miami Subs" and "Miami Subs Grill" (the "Restaurants"). The Restaurants are designed to offer fresh quality food with speed and moderate prices found at fast food restaurants such as McDonald's and Burger King, and the quality, freshness and variety found at casual dining restaurants such as TGI Friday's and Chili's. The Restaurants feature fresh food prepared and cooked to order including hot and cold submarine sandwiches, various ethnic foods such as gyros, pita sandwiches and greek salads, flame grilled hamburgers and chicken breasts, chicken wings, fresh salads, ice cream and other desserts. The diverse, moderately priced menu is designed to attract a broad customer base and to encourage frequent visits. The Restaurants feature a distinctive exterior highlighted with pink and blue neon and an interior decorated in tropical motif. The Restaurant appearance is intended to create strong guest appeal and serve as a marketing tool.

         As of April 30, 1996, there were 176 Restaurants in the system, consisting of 36 Company operated Restaurants and 140 franchised Restaurants. Fifteen of the Company operated Restaurants and 112 of the franchised Restaurants are located in Florida, 47 Company and franchised Restaurants are located in 12 other states, and two franchised Restaurants are located in Ecuador.

         Miami Subs Corporation was incorporated in the State of Florida by Mr. Gus Boulis ("Boulis") during August 1990 for the purpose of acquiring the worldwide rights to develop, own, operate and franchise Miami Subs restaurants. Through a series of transactions, these rights were acquired by the Company from Boulis, the founder of the concept, and from privately-owned companies owned by or affiliated with him. The remaining rights were acquired during 1991 through a merger with QSR, Inc.

         The Company's principal executive offices are located at 6300 N.W. 31st Avenue, Fort Lauderdale, Florida 33309. The Company's telephone number is (954) 973-0000.

                                  THE OFFERING


Common Stock offered by
  Selling Shareholders              2,575,000 shares
Common Stock to be outstanding
  after this offering               27,238,840 shares(1)
Use of Proceeds                     The Company will not receive any proceeds
                                    from the sale of Common Stock offered hereby by the Selling Shareholders.

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk. See "Risk Factors."

NASDAQ National Market Symbol       "SUBS"


(1) Excludes (i) 6,046,700 shares of Common Stock underlying outstanding options granted to directors, executive officers and employees of the Company pursuant to the Company's 1990 Executive Stock Option Plan and
         (ii) 300,000 shares of Common Stock underlying outstanding options and warrants granted to other persons.

                                  RISK FACTORS

THE FAST FOOD RESTAURANT INDUSTRY; COMPETITION

         The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular locations of, competing quick-service restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly paid employees can also adversely affect the fast food restaurant industry. Multi-unit food service chains like the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns. Major chains, which have substantially greater financial resources and longer operating histories than the Company, dominate the fast food restaurant industry. The Company competes primarily on the basis of location, food quality, price and menu diversity. A change in pricing or other marketing strategies by one or more of these competitors could have an adverse impact on the Company's sales, earnings and growth. In response to intense industry competition and aggressive price discounting and marketing by larger national chains, and in an attempt to reduce or eliminate samestore-sales declines that the Miami Subs Grill system has been experiencing, the Company has recently intensified its marketing efforts and has adopted value pricing and price discounting strategies. There can be no assurance that these strategies will be successful or that the Company will be able to compete effectively against its competitors. In addition, with respect to the sale of franchises, the Company competes with many franchisors of restaurants and other business concepts for qualified and financially capable franchisees.

OPERATING HISTORY

         The Company has incurred net losses in four of its last five fiscal years, and at fiscal year end May 31, 1995, the Company had an accumulated deficit of $7,647,000. The Company's ability to achieve and maintain profitability will, among other factors, be dependent on the successful opening and operation of new Company and franchised restaurants on a profitable basis, improvement of sales and operating margins in existing Company and franchised restaurants, expansion of its franchise base, and its ability to control future operating costs. There can be no assurance that the Company will not continue to incur losses in the future. For the nine months ended February 29, 1996, the Company achieved net income of $233,000, as compared to a loss of $363,000 for year earlier period. However, there can be no assurance that the Company's recent interim results will be indicative of its future results or that the Company will not incur losses in the future.

GROWTH

         The Company's success is dependent upon its ability to attract qualified and financially capable franchisees, to open and operate new restaurants on a profitable basis, particularly in markets outside of Florida, to manage effectively the resulting larger business, and to hire, train and integrate quality employees into its operations. The Company's ability to expand successfully and in a controlled manner will depend on a number of factors including the availability and cost of suitable locations, the hiring, training and retaining of skilled management and other restaurant personnel, the availability of adequate financing (including financing for franchisees), the continued development and implementation of management information systems, the selection and acceptability of franchisees, the competitive environment and other factors, some of which are beyond management's control. Restaurants in the Miami Subs system have historically been developed primarily through conversions of existing properties. This strategy enabled the chain to expand more quickly and economically than would have been possible if each Restaurant had been developed on a vacant site. Although the Company still believes that the strategy of converting existing properties will continue, competition for closed and under-performing restaurant properties has increased significantly in recent years, and fewer sites suitable for conversion are available. Accordingly, future growth will require more costly traditional unit development, including the acquisition of raw land and construction of buildings. There can be no assurance that the Company will be able to attract qualified and financially capable franchisees or that the Company or its franchisees will be able to locate, acquire and finance attractive restaurant sites for future growth, attract and retain competent personnel, open and operate new restaurants on a timely, cost efficient and profitable basis, or successfully control and manage the resulting larger business on a profitable basis.

GEOGRAPHIC CONCENTRATION; EXPANSION TO OTHER GEOGRAPHIC REGIONS

         As of April 30, 1996, 127 of the restaurants in the system were located in Florida, 47 restaurants were located in 12 other states, and two restaurants were located in Ecuador. As a result of the concentration of restaurants in Florida, the Company and its franchisees could be more severely affected by any adverse economic conditions in Florida than would a more geographically diversified restaurant company. Generally, the operating performance of Miami Subs restaurants located outside of Florida has not been as successful as the performance of restaurants currently operating in Florida. To date, 15 Miami Subs Grill restaurants located outside of Florida have closed. There can be no assurance that the concept will be able to maintain its success in Florida, achieve success in existing markets outside of Florida or be able to be expanded in other regions of the United States or internationally.

FRANCHISING

         Franchisees currently operate 141 of the 176 restaurants in the system. The Company receives royalty and advertising fees from its franchised restaurants, and also receives lease/sub-lease rental income from certain of these franchised restaurants. In addition, the Company has also guaranteed certain third party equipment and real estate leases to certain franchisees and from time to time has financed the sale of restaurants to franchisees. Accordingly, the Company's success and future profitability will be substantially dependent on the management skills and success of its existing franchisees. In addition, expansion of the chain will be dependent on the Company's ability to attract qualified franchisees who will be able to successfully develop and operate restaurants. The lack of success by its franchisees could have a material adverse effect on the Company's financial condition and results of operations.

LIQUIDITY AND CAPITAL REQUIREMENTS

         The Company has used existing cash plus new borrowings to acquire existing restaurants from franchisees, and recently to develop three new Company restaurants. Such use of cash has decreased the Company's cash position to approximately $1.7 million (which includes unexpended marketing funds of $463,000) and has increased the Company's working capital deficit to approximately $2.0 million at February 29, 1996. Given this cash position, the Company would be required to seek additional capital in order to fund additional acquisitions or to develop additional new restaurants. There can no assurance that sufficient additional capital will be available on terms acceptable to the Company.

DEPENDENCE UPON SENIOR MANAGEMENT

         The Company's success is highly dependent upon the services of its senior management, including Thomas J. Russo, Chairman, President and Chief Executive Officer. Mr. Russo has an employment agreement with the Company which expires in January 1997. The loss of services of Mr. Russo or other key members of senior management could have a material adverse effect on the Company's financial condition and results of operations.

CONTROL BY MAJOR STOCKHOLDER

         As of April 30, 1996, Gus Boulis, founder and member of the Board of Directors of the Company, had voting control over approximately 31% of the Company's outstanding voting shares. As a result, Mr. Boulis has the ability to significantly influence the election of Directors and thereby to direct or substantially influence the management, policies and business operations of the Company. Mr. Boulis' voting power also enables him to significantly influence the outcome of any other matters submitted to a vote of shareholders, including potential acquisitions and amendments to the Company's Articles of Incorporation.

LITIGATION AND OTHER CONTINGENCIES

         The Company is a party to certain on going legal actions arising in the ordinary course of business which include material claims for compensatory or punitive damages. One of these actions was tried in April 1995, and in July 1995 the court issued its ruling in favor of the Company on virtually all counts, except that the court awarded the plaintiff damages and attorney fees of approximately $300,000. The Company and the plaintiff have appealed the courts decision. Although the Company is vigorously contesting this matter and the other pending legal actions, there can be no assurance that the existence or continuation of such litigation, its ultimate outcome, or the costs of defense will not have a material adverse effect on the Company.

         The Company's federal income tax returns for fiscal years 1992 through 1994 are currently under examination by the Internal Revenue Service. There can be no assurance that the outcome of such examination will not result in adjustment to its current tax liabilities or the amount of its net operating loss carry forward.

GOVERNMENT REGULATION

         The restaurant business is subject to extensive federal, state and local regulations relating to the development and operation of restaurants, including regulations relating to building and zoning requirements, preparation and sale of food and alcoholic beverages and laws governing the Company's relationship with its employees, including minimum wage requirements, overtime and working conditions and citizenship requirements. The failure to obtain or retain food licenses, or a substantial increase in the minimum wage rate, could adversely effect the operations of the Company's restaurants. The Company is also subject to federal regulation and certain state laws which regulate the offer and sale of franchises.

IMPACT OF NEW ACCOUNTING STANDARD

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") in March 1995. SFAS 121 is effective for the Company's fiscal year beginning after May 31, 1996, however earlier application is permitted. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company is currently reviewing the adoption and impact of SFAS 121. There can be no assurance that the adoption of SFAS 121 will not have a material adverse effect on the Company's results of operation or its financial position.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table identifies the Selling Shareholders and indicates
(i) the nature of any position, office or other material relationship that such Selling Shareholders have had within the past three years with the Company (or any of its predecessors or affiliates) and (ii) the number of shares of Common Stock owned by the Selling Shareholders prior to the offering, the number of shares to be offered for the Selling Shareholder's account and the number of shares and percentage of outstanding shares to be owned by the Selling Shareholders after completion of the offering.

                                                                                           Shares and
                                                                                          Percentage of
                                               Shares Owned                                Class Owned
    Name and Position with or                   Before the           Shares Sold in         After the
  Relationship to the Company(1)                 Offering             the Offering         Offering(2)
Manuel A. Garcia III                            1,100,000(3)            1,100,000               -0-

LoneStar Hospitality Corp.                      1,325,000               1,325,000               -0-

Pick Investments, LLC                              50,000(4)               50,000               -0-

Jacqueline Stern                                    3,333(4)                3,333               -0-

Gary D. Stern and Martha M. Martin                 13,334(4)               13,334               -0-

David T. Nederlander Irrevocable
Trust, Betty Nederlander, Trustee                  66,667(4)               66,667               -0-

Gary Prindible                                     16,666(4)               16,666               -0-


(1) Each of the named Selling Shareholders was either a franchisee or affiliated with a company that was a franchisee of Miami Subs USA, Inc., a wholly-owned subsidiary of Miami Subs Corporation.

(2)      Assumes sale of all shares of Common Stock registered hereunder.

(3) Includes 100,000 shares of Common Stock that may be acquired through the exercise of warrants exercisable at $6.00 per share.

(4) Consists of shares of Common Stock that may be acquired through the exercise of options exercisable at $2.00 per share.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders may choose to sell the Shares offered hereby at any time in the future. The Company intends to maintain the effectiveness of its registration of the Shares for two years following the effective date of this Prospectus, during which time the Selling Shareholders may choose to sell the Shares by use of one or more of the distribution methods discussed below.

         The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares covered by this Prospectus through the NASDAQ National Market System, at prices and terms then prevailing, through customary brokerage channels, in private transactions or otherwise, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as agents or principals, who may then resell the Shares through the NASDAQ National Market System, at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent, which compensation may be in excess of customary commissions. The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than the market prices thereof may depress the market price of the Company's Common Stock. Although there are certain restrictions as to the number of Shares which certain of the named Selling Shareholders may sell at any one time, it is possible that a significant number of Shares could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock.

         The sale of shares of Common Stock offered by two of the Selling Shareholders is limited or, in some instances, prohibited. Manuel A. Garcia III received the 1,000,000 shares of Common Stock proposed to be sold by him pursuant to this Prospectus (the "Garcia Shares") in a transaction in which the Company acquired an entity owned by Mr. Garcia which operated certain Miami Subs restaurants. Under the terms of the various agreements underlying this transaction, and subject to certain limited exceptions, (i) Mr. Garcia is prohibited from selling the Garcia Shares until June 22, 1996, (ii) after June 22, 1996, Mr. Garcia can sell a maximum of 150,000 shares of Common Stock per quarter or 12,500 per week, and (iii) the Company has a right of first refusal to purchase any of the Garcia Shares proposed to be sold.

         LoneStar Hospitality Corp. received the 1,325,000 shares of Common Stock proposed to be sold by it pursuant to this Prospectus (the "LoneStar Shares") in a transaction with Miami Subs USA, Inc., a wholly-owned subsidiary of the Company ("Subs USA"), in which the Company acquired certain franchised Miami Subs restaurants. Under the terms of this transaction, the LoneStar Shares are pledged as collateral for the repayment of a $1,500,000 Promissory Note issued to Subs USA. The LoneStar Shares cannot be transferred or sold until the Promissory Note is paid in full. The remaining balance under the Promissory Note is due on July 1, 1996 (the "Maturity Date"). If the Promissory Note is not satisfied by the Maturity Date, Subs USA has the right to foreclose upon and retain the LoneStar Shares. Pursuant to the terms of the various agreements underlying this transaction (i) LoneStar is prohibited from selling the LoneStar Shares until September 2, 1996, without the Company's consent, (ii) the Company has the right, until September 2, 1996, to repurchase all or any portion of the LoneStar Shares, (iii) subject to certain limited exceptions, after September 2, 1996 LoneStar can sell a maximum of 240,000 shares of Common Stock per quarter or 20,000 per week, and (iv) until March 2, 1999 the Company has a right of first refusal to purchase any of the LoneStar Shares proposed to be sold.

         The Company will pay the expenses, estimated to be approximately $7,000, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Shares, other transaction costs, or legal expenses of any person other than the Company.

         The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of Shares included herein, they are required to comply with Rules 10b-6 and 10b-7 (as those Rules are described in more detail below) under the 1934 Act and in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer, through which Shares included herein may be offered, copies of this Prospectus, and may not bid for or purchase any of the Company's securities except as permitted under the 1934 Act. The Selling Shareholders have agreed to inform the Company when the distribution of the Shares is completed.

         Rule 10b-6 under the 1934 Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest in any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Holland & Knight, Fort Lauderdale, Florida.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of May 31, 1994 and 1995 and for each of the three years in the period ended May 31, 1995 have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS


                                                                  Page

Available Information                                              5
Incorporation of Certain Information by Reference                  5
Prospectus Summary                                                 6
Risk Factors                                                       8
Use of Proceeds                                                   10
Selling Shareholders                                              11
Plan of Distribution                                              11
Legal Matters                                                     12
Experts                                                           12

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Following is an estimate of the expenses to be incurred in connection with the offering and sale of the securities being registered, other than selling commissions:


Commission registration fee                    $1,471
Legal and accounting fees                       5,000
Miscellaneous                                     529
                                               ------
Total                                          $7,000
                                               ======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0850 of the Florida Statutes provides as follows:

         607.0850 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS

                  (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                  (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection
         (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

                  (4) Any indemnification under subsection (1) or subsection
         (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                  (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c) By independent legal counsel:

                  1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

                  2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

                  (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

                  (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

                  (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                  (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

                  (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

                  (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

                  (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

                  (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                  (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                  (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                  (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

                  (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (11) For purposes of this section:

                  (a) The term "other enterprises" includes employee benefit plans;

                  (b) The term "expenses" includes counsel fees, including those for appeal;

                  (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                  (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                  (e) The term "agent" includes a volunteer;

                  (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                  (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

                  (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Article 9 of the By-laws of the Company provides as follows:

                          Article 9. - Indemnification

         The corporation shall indemnify each and every one of its officers and directors and its former officers and directors to the fullest extent permitted by law. The corporation may purchase and maintain insurance for the benefit of any of its officers, directors, employees or agents against any liability incurred by him in his capacity as such director, officer, employee or agent of the corporation or another body corporate, where he acts or acted in that capacity at the corporation's request, except where the liability relates to failure to act honestly and in good faith with a view to the best interest of the corporation or such other body corporate, as the case may be. The Company also has in place a Directors and Officers Liability insurance policy. The Company also has entered into indemnification agreements with each director.

ITEM 16. EXHIBITS.

         The following exhibits are filed or incorporated by reference as part of this Registration Statement as follows:

Exhibit No.    Description
5              Opinion of Holland & Knight as to legality of Common Stock
23.1           Consent of KPMG Peat Marwick LLP
23.2           Consent of Holland & Knight (included in and incorporated by reference as Exhibit 5 hereto)


ITEM 17. UNDERTAKINGS.

         The undersigned Company hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida, on May 9, 1996.


                                            MIAMI SUBS CORPORATION


Dated:  May 9, 1996                         By: /s/ Thomas J. Russo
                                                THOMAS J. RUSSO, President and
                                                Chief Executive Officer

Pursuant to the requirements of the Securities and Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


By:  /s/ Thomas J. Russo                                    Dated:  May 9, 1996
     THOMAS J. RUSSO, Chairman of the Board,
     President and Chief Executive Officer
     (Principal Executive Officer)

By:  /s/ Gus Boulis                                         Dated:  May 9, 1996
     GUS BOULIS, Director


By:  /s/ Richard U. Jelinek                                 Dated:  May 9, 1996
     RICHARD U. JELINEK, Director


By:  /s/ Francis P. Lucier                                  Dated:  May 9, 1996
     FRANCIS P. LUCIER, Director


By:  /s/ William L. Paternotte                              Dated:  May 9, 1996
     WILLIAM L. PATERNOTTE, Director


By:  /s/ Joseph Zappala                                     Dated:  May 9, 1996
     JOSEPH ZAPPALA, Director


By:  /s/ Jerry W. Woda                                      Dated:  May 9, 1996
     JERRY W. WODA, Senior Vice President and
     Chief Financial Officer
     (Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX

Exhibit     Description                                              Sequential
  No.                                                                 Page No.

5           Opinion of Holland & Knight
23.1        Consent of KPMG Peat Marwick LLP
23.2        Consent of Holland & Knight (included in and
            incorporated by reference as Exhibit 5 hereto)